EXHIBIT 99.1

TRADESTREAM GLOBAL CORP. ANNOUNCES PRELIMINARY AGREEMENT TO ACQUIRE TRADESTREAM GLOBAL AG


DALLAS, TX - Tradestream Global Corp. (formerly Vianet Technology Group Limited) (the "Company") (OTCBB: TGLC) announces that it has reached a preliminary agreement to acquire Tradestream Global AG, a technology software provider to the investment community. As part of this agreement, the Company has changed its name to Tradestream Global Corp. effective immediately.

Upon the closing of the transaction, which is expected to be completed within sixty days, the Company will issue 10 million shares of Common Stock and 1 million Shares of Preferred Stock in exchange for 100% of the capital stock of
TradeStream Global AG.    The transaction will be subject to execution of a
definitive share exchange agreement, approval of the respective Boards of Directors, and approval by shareholders of the Company.

Begun in 1998, TradeStream Global AG is an evolution of advanced proprietary technology developed over the last seven years as an independent, broker-neutral, technology software provider of trading solutions to the Hedge Fund, Investment and Asset Management, Broker, and Professional Day Trader community. With sales presence across the US, London, and Tokyo, TradeStream Global's products are actively being used by 450 users across 30 clients firms.

TradeStream Global has developed a suite of order and execution management systems, which provide the ability to trade multiple instruments, across multiple global exchanges, in multiple currencies and languages, complemented by decision support, fully-automated trading, analytics, compliance & risk management.

TradeStream Global's product suite is fix-compliant, and has been developed upon a common underlying architecture, which enables single certification across the entire range. Strengthened by its modular architecture, and rigorous project management and support discipline, TradeStream Global is able to provide customized solutions to its client base in an efficient and timely manner.

By leveraging off its newly formed advisory board, which draws in experience and strategic direction from top representatives of the buy side community, TradeStream Global is harnessing a consultancy orientation to redefine its clients' work flow needs, and associated cost initiatives, to fast become a platform provider of choice.

TradeStream Global manages its platform via an ASP model, and provides its clients secure electronic trading and order routing via the Internet, VPN or Leased lines. Clients execute through participating brokers on exchanges, ECNs, ATSs or directly with multiple market making counterparties. Customers can give-up transactions to the prime or clearing brokers of their choice.

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbour created by those rules, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information, please contact:

John Logan
Email: 	jlogan@tradestreamglobal.com
Tel: 	+1 214 265 6585
http://www.tradestreamglobal.com/